Exhibit 99.1

30775 Bainbridge Road, Suite 280
Solon, OH 44139 U.S.A.
Tel: (440) 248-4200
Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE
BPI Announces Financial Update
CLEVELAND—Oct. 30, 2008—BPI Energy Holdings, Inc. (AMEX: BPG), an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced financial and operating results for the fiscal fourth-quarter and full-year periods ended July 31, 2008 and provided a general financial update.
During the fiscal fourth quarter, net gas sales revenues were $741,000, versus $333,000 reported in last year’s comparable period. Net sales volume was 64.3 million cubic feet (MMcf) versus 47.9 MMcf in the fiscal 2007 fourth quarter.
For the full year, net gas sales revenues were $2.0 million versus the $1.2 million generated from net gas sales in fiscal 2007. Net sales volume for the 12-month period was 250.0 MMcf versus 185.3 MMcf last year.
The average gas price per thousand cubic feet (Mcf) for the quarter increased to $11.52 from $6.86 a year ago. BPI received an average of $8.14 per Mcf for the full year, versus $6.50 per Mcf in fiscal 2007. Sales and average gas prices exclude the effects of commodity derivatives contracts as the Company includes gains and losses from such contracts in other income and expense. The Company has entered into a fixed-price swap of $10.26 per MMBtu for the notional amount of 20,000 MMBtu per month on gas sales during the period July 1, 2008 through July 2010.
General and administrative expenses declined sharply from previous levels, falling 54% for the quarter and 32% for the fiscal year. The declines for both periods reflected sharply decreased salaries and benefits.
The Company reported a net loss of $8.7 million, or $0.12 per share, for the quarter, compared with the net loss of $14.0 million, or $0.20 per share, in last year’s final quarter. The net loss for the full year was $14.8 million, or $0.21 per share, versus last year’s net loss of $20.6 million, or $0.30 per share. The net losses for each period were largely the result of ceiling write-downs of gas properties, which totaled $7.5 million and $11.7 million, recorded in the respective fiscal 2008 and 2007 fourth quarters. Partially offsetting this was a non-cash gain of $610,000 in the fiscal 2008 fourth quarter ($265,000 for the fiscal year) related to change in value of derivative contracts.

Operating data for the fiscal 2008 fourth quarter and full year ended July 31, 2008, are summarized below:
Selected Financial and Operating Data

	Three Months Ended
	7/31/2008	7/31/2007

Net Gas Sales (Mcf)	64,339	47,904

Average Selling Price ($/Mcf), net	$11.52	$6.86

	12 Months Ended
	7/31/2008	7/31/2007

Net Gas Sales (Mcf)	249,550	185,305

Average Selling Price ($/Mcf), net	$8.14	$6.50

	At 7/31/2008	At 7/31/2007

Cumulative Wells Drilled	206	170

Wells Producing and Selling Gas[1]	116	91

Proved Reserves (MMcf)	18,286	16,274

Acreage in Production	<2%	<2%

Total Acreage	534,280	512,000

[1]	All producing wells are located at BPI Energy’s Southern Illinois Basin Project.
BPI’s proved reserves as of July 31, 2008, were 18.3 Bcf. The Company’s reserve report is prepared by Schlumberger Data and Consulting Services, an independent engineering firm, and may be accessed on BPI’s website at http://www.bpi-energy.com.
The Company is currently insolvent, and its operations do not provide sufficient cash flow for it to pay all of its obligations as they become due. The Company is not currently generating net income or positive cash flow from operations. As of Oct. 30, 2008, the Company has a cash balance of approximately $185,000 and accounts receivable (for a portion of its October sales reimbursable from GasRock Capital LLC (“GasRock”) and proceeds from hedging activities) of approximately $175,000. The Company estimates that its accounts payable and accrued liabilities as of Oct. 30, 2008, (excluding debt and gain/loss position on hedge contracts) total approximately $1.7 million. A significant portion of the Company’s accounts payable and accrued liabilities are past due and approximately 50% of the balance is owed to two vendors.
The Company is currently paying only its critical lease operating expenses from a portion of its sales that are reimbursed by GasRock, so production operations are not currently being affected. However, such funds are not adequate to allow the Company to pay all of its general and administrative expenses. The Company is not currently drilling new wells. Based on its current working capital situation, the Company needs to raise cash in the near term in order to be able to settle its accounts payable and accrued liabilities and to fund future operations.

Although the Company continues to evaluate options that may be available to finance current and future operations with its existing lender, as well as pursue additional potential funding sources, to date, it has not yet obtained additional funding. In the event that the Company is unable to obtain additional financing in the near term, it will likely file to reorganize under the U.S. bankruptcy code.
The Company also announced today that it will not be able to file its Annual Report on Form 10-K for the fiscal year ended July 31, 2008, with the Securities and Exchange Commission (SEC) by the filing deadline of Oct. 29, 2008, due to the Company’s inability to fund the audit of its financial statements or legal services and other related costs. The Company will need to obtain additional financing to be able to file its Form 10-K for the fiscal year ended July 31, 2008, and to complete future quarterly and annual report filings. The Company currently intends to continue to fulfill its obligation to file Current Reports on Form 8-K with the SEC.
To be added to BPI Energy’s e-mail distribution list, please click on the link below:
http://www.clearperspectivegroup.com/clearsite/bpi/emailoptin.html
About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The Company controls a large CBM position in the Illinois Basin at approximately 534,280 acres.
News releases and other information on the Company are available on the Internet at:
http://www.bpi-energy.com or http://www.bpi-industries.com/emailalerts.htm?b=1320
Some of the statements contained in this report that are not historical facts, including statements containing the words “believes,” “anticipates,” “expects,” “intends,” “plans,” “should,” “may,” “might,” “continue” and “estimate” and similar words, constitute forward-looking statements under the federal securities laws. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or the conditions in our industry, on our properties or in the Basin, to be materially different from any future results, performance, achievements or conditions expressed or implied by such forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to raise the funds necessary to satisfy our existing accounts payable and accrued liabilities; (b) a refusal by GasRock Capital LLC (“GasRock”) to make any additional advances under the GasRock Credit Agreement, which are at GasRock’s discretion; (c) our inability to repay or refinance the amounts advanced to us by GasRock when such amounts become due on Jan. 30, 2009; (d) a breach by us of a covenant under the GasRock Credit Agreement or other event of default that allows GasRock to accelerate our outstanding obligations; (e) our inability to obtain sufficient financing that would enable us to fund our future operations; (f) our failure to accurately forecast CBM production; (g) a decline in the prices that we receive for our CBM production; (h) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field; (i) our inability to attract or retain qualified personnel with the requisite CBM or other experience; (j) unexpected economic and market conditions, in the general economy or the market for natural gas; (k) limitations imposed on us by the GasRock Credit Agreement; and (l) potential exposure to losses caused by our derivative contract. We caution readers not to place undue reliance on these forward-looking statements.
CONTACT:
Matthew J. Dennis, CFA
Sr. Managing Director
Clear Perspective Group, LLC
(440) 363-7093
ir@bpi-energy.com

BPI Energy Holdings, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except per-share data)
(Unaudited)

	Quarter Ended		Year Ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenues:
Gas sales	$741	$333	$2,033	$1,204

Operating expenses:
Lease operating expense	375	332	1,413	1,608
General and administrative expenses	996	2,153	5,649	8,238
Lease rentals and other operating expense	16	—	263	—
Depreciation, depletion and amortization	330	238	882	829
Ceiling write-down of gas properties	7,515	11,722	7,515	11,722

Total operating expenses	9,232	14,445	15,722	22,397

Operating loss	(8,490)	(14,112)	(13,690)	(21,193)

Other income (expense):
Interest income	3	70	144	564
Interest expense	(752)	(4)	(1,519)	(12)
Other income (expense), net	537	—	233	—

	(212)	66	(1,142)	552

Net loss	$(8,702)	$(14,046)	$(14,832)	$(20,640)

Net loss per share	$(0.12)	$(0.20)	$(0.21)	$(0.30)

Weighted average common shares outstanding	72,099,336	70,088,455	71,018,645	69,755,778

BPI Energy Holdings, Inc.
Consolidated Balance Sheets
(Dollars in thousands)

	July 31,	July 31,
	2008	2007
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$126	$11,292
Accounts receivable	159	94
Other current assets	877	1,348

Total current assets	1,161	12,733
Property and equipment, at cost:
Gas properties, full cost method of accounting:
Proved, net of accumulated depreciation, depletion, amortization and impairment of $20,742 and $12,621	24,985	16,631
Unproved, excluded from amortization	—	8,533
Support equipment, net of accumulated depreciation and amortization of $839 and $741	322	552

Total gas properties	25,307	25,716
Other property and equipment, net of accumulated depreciation and amortization of $273 and $152	399	473
Restricted cash	100	100
Other non-current assets	125	220

Total assets	$27,092	$39,243

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$738	$1,371
Current maturity of long-term notes payable	11,840	8,488
Accrued liabilities and other	402	1,502

Total current liabilities	12,980	11,360

Long-term notes payable, less current portion	22	48

Asset retirement obligation	189	114

Total liabilities	13,191	11,522

Shareholders’ Equity:
Common shares, no par value, authorized 200,000,000 shares, 73,623,486 and 72,524,493 issued and outstanding	67,946	67,946
Additional paid-in capital	8,621	7,608
Accumulated deficit	(62,666)	(47,834)

Total shareholders’ equity	13,901	27,720

Total liabilities and shareholders’ equity	$27,092	$39,243

###